EXHIBIT 99.1

Community West Bancshares Announces Federal Reserve Bank Terminates Written Agreement

GOLETA, Calif., March 13, 2014 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (Nasdaq:CWBC), parent company of Community West Bank (Bank), today announced that, as a result of improvement of its financial condition over the past 24 months, the Federal Reserve Bank of San Francisco has terminated its Written Agreement with Community West Bancshares entered into on April 23, 2012.

On January 27, 2014, the Community West Bank received notice from the Office of the Comptroller of the Currency (OCC), its primary regulator, that it terminated its written Agreement with Community West Bank, dated January 26, 2012.

"The termination of our Company Agreement with the FRB is another confirmation of the improvements we have achieved over the past two years. This important milestone substantiates that our efforts to reduce problem assets, document the allowance for loan losses and return to profitability have been successful," said Martin Plourd, President and CEO. "On January 28, 2014, we announced our sixth consecutive quarter of profitability and our capital ratios substantially exceeded regulatory requirements for a well-capitalized institution."

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

CONTACT: Martin E. Plourd, President & CEO
         805.692.4382
         www.communitywestbank.com